EXHIBIT 3.3.1

FORM OF PREFERRED STOCK CERTIFICATE
OF
PHYSICIANS HEALTHCARE MANAGEMENT GROUP, INC.

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Certificate Number	Shares

PAR VALUE $0.001
PREFERRED STOCK

THIS CERTIFIES THAT                 SPECIME

    FULLY PAID AND NON-ACCESSIBLE SHARES OF THE PREFERRED STOCK PAR VALUE OF $0.0001 EACH OF PHYSICIANS HEALTHCARE MANAGEMENT GROUP, INC. TRANSFERABLE ON THE BOOK OF COPRORATION IN PERSON OR BY DULY AUTHORIZED ATTORNEY UPON SURRENDER OF THIS CERTIFICATE PROPERY ENDORSED.  THIS CERTIFICATE IS NOT VALID UNTIL COUNTERSIGNED BY THE TRANSFER AGENT AND REGISTERED BY THE REGISTRAR.

 WITNESS THE FACSIMILE SEAL OF THE CORPORATION AND THE FACSIMILE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

DATED:

RICHARD E. GOULDING, MD	COUNTERSIGNED AND REGISTERED:
Secretary	ISLAND STOCK TRANSFER
Transfer Agent

ROBERT L. TRINKA	Authorized Signature
President	100 Second Avenue South, Suite 300N, St. Petersburg, FL 33701
727.289.0010

[CORPORATE SEAL]